PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5) Registration No. 333-105098
(To prospectus dated June 3, 2003)

$17,193,900,000

Merrill Lynch & Co., Inc.

Merrill Lynch CoreNotesSM

Due Nine Months or More from Date of Issue

Terms:    We plan to offer and sell Notes from time to time with various terms, including the following:

•  Ranking as senior unsecured indebtedness of ML&Co.

•  Stated maturities of 9 months or more from date of original issue.

•  Redemption provisions, if applicable, at the option of

    ML&Co. or otherwise.

•  If applicable, provisions permitting early repayment upon the death of a beneficial owner, exercisable by the estate.

•  Minimum denominations of $1,000, increased in multiples

    of $1,000.

•  If interest-bearing, whether the Notes will bear interest at a fixed rate or at certain floating rates, specified in this prospectus supplement.

•  Interest, if any, will be payable either monthly, quarterly,

    semiannually or annually on each Interest Payment Date and at maturity or, if applicable, earlier redemption or repayment.

•  Book-entry (through The Depository Trust Company), except in limited circumstances.

•  Payments in U.S. dollars or any other consideration specified in the applicable pricing supplement.

We will specify the final terms for each Note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

Investing in the Notes involves certain risks that are described in the “Risk Factors” section beginning on page S-6 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell Notes to the Purchasing Agent referred to below as principal for resale at a fixed offering price specified in the applicable pricing supplement or at varying prices. We may also explicitly agree with the Purchasing Agent that it will use its reasonable efforts as agent on our behalf to solicit offers to purchase Notes from us. If we sell all of the Notes, we expect to receive aggregate net proceeds of between $17,159,512,200 and $16,678,083,000 (99.8% to 97.0% of the principal amount), after paying the Purchasing Agent’s discounts and commissions of between $34,387,800 and $515,817,000 (0.2% to 3.0% of the principal amount).

If we sell other securities referred to in the accompanying prospectus, the amount of Notes referred to in this prospectus supplement that we may offer and sell under this prospectus supplement may be reduced.

Merrill Lynch & Co.

The date of this prospectus supplement is June 3, 2003.

“CoreNotes” is a service mark of Merrill Lynch & Co., Inc.

Prospectus Supplement

Prospectus

About this Prospectus Supplement, the Accompanying Prospectus and Pricing Supplements

This prospectus supplement sets forth certain terms of the Notes that we may offer and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or additional to the information in that prospectus.

Each time we offer and sell Notes, you will receive a pricing supplement with this prospectus supplement. The pricing supplement will contain the specific description of the Notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent it contains information that is different from or additional to the information contained in this prospectus supplement or the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, as well as in the applicable pricing supplement relating to the particular offering of Notes, in making your decision to invest in Notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor the Purchasing Agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the Purchasing Agent is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of its date.

References in this prospectus supplement to “ML&Co.”, “we”, “us” or “our” are to Merrill Lynch & Co., Inc. and references in this prospectus supplement to the “Purchasing Agent” or “MLPF&S” are to our subsidiary Merrill Lynch, Pierce, Fenner & Smith Incorporated.

SUMMARY

This section outlines the legal and financial terms of the Notes that are more generally described herein under “Description of the Notes.” You should read the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus, as well as in the applicable pricing supplement relating to the particular offering of Notes.

Issuer	Merrill Lynch & Co., Inc.

Securities	Merrill Lynch CoreNotesSM (the “Notes”).

Purchasing Agent	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

Amount	Up to $17,193,900,000 aggregate initial offering price, subject to increase without the consent of the registered holders of the Notes.

Ranking	The Notes will be unsecured and unsubordinated obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Denominations	Unless otherwise specified in the applicable pricing supplement, $1,000 and integral multiples of $1,000 in excess thereof.

Maturities	The Notes will be due nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest

Each interest-bearing Note will bear interest from its date of issue at a fixed rate per annum, specified in the applicable pricing supplement, or at a floating rate specified in the applicable pricing supplement, which may be based on either the Treasury Rate or LIBOR, each as more fully described in this prospectus supplement and the accompanying prospectus until the principal thereof is paid. Interest on each such Note will be payable as set forth in the applicable pricing supplement.

Principal	The principal amount of each Note will be payable on its stated maturity date specified in the applicable pricing supplement, unless redeemed or repaid prior thereto in accordance with its terms, at the corporate trust office of the Trustee or at such other office in The City of New York as we may designate.

Redemption	Unless otherwise specified in the applicable pricing supplement:

•	the Notes will not be redeemable prior to maturity; and

•	the Notes are not subject to any sinking fund.

Survivor’s Option

If specified in the applicable pricing supplement, following the death of a beneficial owner of a Note, that Note will be subject to repayment prior to maturity at least six months after its acquisition by the deceased beneficial owner if requested by a person having authority to act on behalf of the deceased owner. The right to require repayment in these circumstances is referred to herein as the “Survivor’s Option”, which is subject to limits, both individually and on an aggregate basis, on the permitted dollar amount of exercise in any calendar year, exercisable by the estate of the deceased owner.

Form of Notes	Book-entry through the facilities of The Depository Trust Company, except as otherwise described under “Description of the Notes—Book-Entry Notes.”

Trustee	JPMorgan Chase Bank.

RISK FACTORS

Your investment in the Notes involves certain risks, not all of which are described in this prospectus supplement. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. The Notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components and interrelationships.

Structure Risks of Notes Indexed to Interest Rates

Because the Notes may be indexed to the Treasury Rate or to LIBOR, there will be significant risks not associated with a conventional fixed rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, values of certain interest rates have been volatile, and volatility in those and other interest rates may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Your Return May be Limited

You should understand that because Floating Rate Notes may be subject to a Maximum Interest Rate, as defined below, the rate of interest that will accrue on the Notes during any Interest Reset Period, as defined below, may never exceed a given interest rate per annum.

There May Not Be Any Trading Market for Your Notes; Many Factors Affect the Trading Market and Value of Your Notes

Upon issuance, your Notes will not have an established trading market. We cannot assure you that a trading market for your Notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your Notes. These factors include:

•	the time remaining to the maturity of your Notes,

•	the outstanding amount of Notes with terms identical to your Notes,

•	the redemption or repayment features, if any, of your Notes, and

•	the level, direction and volatility of market interest rates generally.

You should also be aware that there may be a limited number of buyers when you decide to sell your Notes. This may affect the price you receive for your Notes or your ability to sell your Notes at all.

Redemption May Adversely Affect Your Return on the Notes

If your Notes are redeemable at our option, we may choose to redeem your Notes at times when prevailing interest rates are relatively low. In addition, if your Notes are subject to mandatory redemption, we may be required to redeem your Notes also at times when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your Notes being redeemed.

Survivor’s Option May Be Limited in Amount and Time

We have the discretionary right to limit the aggregate principal amount of Notes subject to the Survivor’s Option that may be exercised in any calendar year to an amount equal to the greater of (i) $5,000,000 or (ii) 5% of the principal amount of all Notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $500,000 in any calendar year the aggregate principal amount of Notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any individual deceased owner of a beneficial interest in a Note. Accordingly, no assurance can be given that exercise of the Survivor’s Option for the desired amount will be permitted in any single calendar year. Furthermore, a Survivor’s Option may not be exercised prior to the date that is six months after the date the particular Note was acquired by its deceased beneficial owner.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your Notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of your Notes.

DESCRIPTION OF THE NOTES

The Notes will be issued as part of the series of senior debt securities designated Merrill Lynch Notes Due Nine Months or More from Date of Issue under a senior indenture, dated as of October 1, 1993, as amended (the “1993 Indenture”), between ML&Co. and JPMorgan Chase Bank, as trustee (the “Trustee”). The term “senior debt securities,” as used in this prospectus supplement, refers to all securities issued and issuable from time to time under ML&Co.’s senior indentures and includes the Notes. The following summary of the material provisions of the Notes and the 1993 Indenture is not complete and is qualified in its entirety by reference to the 1993 Indenture, a copy of which has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus is a part.

General

All senior debt securities, including the Notes, issued and to be issued under ML&Co.’s senior indentures will be unsecured general obligations of ML&Co. and will rank equally with all the other unsecured and unsubordinated indebtedness of ML&Co. outstanding from time to time. Because ML&Co. is a holding company, the right of ML&Co. and its creditors, including the holders of the Notes, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that a bankruptcy court may recognize the claims of ML&Co. itself as a creditor of that subsidiary. In addition, dividends, loans and advances to ML&Co. from certain subsidiaries, including MLPF&S, are restricted by net capital requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under rules of certain exchanges and other regulatory bodies.

ML&Co.’s senior indentures do not limit the aggregate principal amount of senior debt securities which ML&Co. may issue. ML&Co. may issue its senior debt securities from time to time in one or more series up to the aggregate principal amount authorized by ML&Co. for each series. In addition, we may from time to time, without the consent of the holders of the Notes, provide for the issuance of Notes in addition to the aggregate initial offering price authorized by this prospectus supplement. We may also, from time to time, without the consent of the holders of the Notes, issue additional Notes that will form a single issue with the previously issued Notes. As of June 2, 2003, approximately $592,117,000 aggregate principal amount of Notes of the series Merrill Lynch Notes Due Nine Months or More From Date of Issue were issued and outstanding. The aggregate principal amount of Notes which may be offered and sold by this prospectus supplement may be subject to reduction on account of the sale of other securities under the registration statement of which this prospectus supplement is a part.

The Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in, United States dollars, unless otherwise specified in the applicable pricing supplement.

We will issue each Note as a book-entry security (each, a “Book-Entry Note”) represented by one or more fully registered certificates (each, a “Global Security”), except as otherwise contemplated under “—Book-Entry Notes.” The minimum denominations of each Note will be $1,000 and integral multiples of $1,000 in excess thereof.

Book-Entry Notes may be transferred or exchanged only through the Depositary. See “—Book-Entry Notes.” Registration of transfer or exchange of Certificated Notes (as defined below) will be made at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. No service charge will be imposed for any such registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith (other than certain exchanges not involving any transfer).

Maturity

Each Note will mature on any day nine months or more from its date of issue (the “Stated Maturity Date”), as specified in the applicable pricing supplement, unless the principal thereof (or, any installment of principal thereof) becomes due and payable prior to the Stated Maturity Date, whether, as applicable, by the declaration of acceleration of maturity, notice of redemption at our option, notice of election to exercise the Survivor’s Option or otherwise (the Stated Maturity Date or any date prior to the

Stated Maturity Date on which the particular Note becomes due and payable, as the case may be, is referred to as the “Maturity Date” with respect to the principal of the particular Note repayable on that date).

Payments of Principal and Interest

We will make payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes through the Trustee to the Depositary (as defined below). See “—Book-Entry Notes.” Unless otherwise specified in the applicable pricing supplement, a beneficial owner of Notes in book-entry form that are denominated in a currency other than United States dollars (a “Specified Currency”) electing to receive payments of principal or any premium or interest in that Specified Currency must notify the participant of the Depositary through which its interest is held on or before the applicable regular record date, in the case of a payment of interest, and on or before the sixteenth day, whether or not a Business Day, as defined below, before its stated maturity date, in the case of principal or premium, of the beneficial owner’s election to receive all or a portion of any payment in a Specified Currency. The participant must notify the Depositary of any election on or before the third Business Day after the regular record date. The Depositary will notify the paying agent of the election on or before the fifth Business Day after the regular record date. If complete instructions are received by the participant and forwarded to the Depositary, and forwarded by the Depositary to the paying agent, on or before the relevant dates, the beneficial owner of the Notes in book-entry form will receive payments in the Specified Currency.

In the case of Notes in certificated form (each, a “Certificated Note”), we will make payments of principal of, and premium, if any, on, the Maturity Date in immediately available funds upon presentation and surrender thereof (and, in the case of any repayment pursuant to any Survivor’s Option, upon submission of a duly completed election form if and as required by the provisions described below) at the office or agency maintained by us for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee. We will make payments of interest, if any, on the Maturity Date of a Certificated Note to the person to whom payment of the principal thereof and premium, if any, thereon shall be made. We will make payments of interest, if any, on a Certificated Note on any Interest Payment Date (as defined below) other than the Maturity Date by check mailed to the address of the registered holder on the record date entitled thereto appearing in the Security Register. Notwithstanding the foregoing, we will make payments of interest, if any, on any Interest Payment Date other than the Maturity Date to each registered holder of $10,000,000 or more in aggregate principal amount of Certificated Notes (whether having identical or different terms and provisions) by wire transfer of immediately available funds if the applicable registered holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 days prior to the particular Interest Payment Date. Any wire transfer instructions received by the Trustee shall remain in effect until revoked by the applicable registered holder.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York provided, however, that, with respect to notes as to which LIBOR is an applicable Interest Rate Basis, the day is also a London Banking Day. “London Bank Day” means a day on which commercial banks are open for business, including dealings in deposits in U.S. dollars, in the London interbank market.

Interest

Each interest-bearing Note will bear interest from the date of issue at the rate per annum, in the case of a fixed rate note, or pursuant to the interest rate formula, in the case of a floating rate note, in each case as stated in the applicable pricing supplement, until the principal of the Note is paid or made available for payment. Interest, if any, on the Notes will be payable in arrears on each Interest Payment Date. The first payment of interest on any Note originally issued between a Record Date (as defined below) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the registered holder on the next succeeding Record Date. If the Note bears interest at a fixed rate, the “Record Date” shall be the first day of the calendar month in which the related Interest Payment Date occurs, except that the “Record Date” with respect to the Interest Payment Date occurring on the Maturity Date will be such Interest Payment Date. If the Note bears interest at a floating rate, the Record Date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related Interest Payment Date.

Interest rates that we offer on the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. Notes with different variable terms other than interest rates may also be offered concurrently to different investors. We may change interest rates and other terms of Notes from time to time, but no change of terms will affect any Note we have previously issued or as to which we have accepted an offer to purchase.

Fixed Rate Notes

The “Interest Payment Dates” for each interest-bearing fixed rate Note will be as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the Note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the Note was issued.
Semiannual	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the Note was issued.
Annual	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the Note was issued.

If any Interest Payment Date or the Maturity Date of a fixed rate Note falls on a day that is not a Business Day, we will make the required payment of principal and/or interest on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Floating Rate Notes

Interest on floating rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may be:

•	LIBOR, or

•	the Treasury Rate.

Each applicable pricing supplement will specify certain terms of the floating rate Note being delivered, including:

•	whether the floating rate Note is

•	a “Regular Floating Rate Note”,

•	a “Inverse Floating Rate Note”, or

•	a “Floating Rate/Fixed Rate Note”,

•	the Interest Rate Basis or Bases,

•	the Initial Interest Rate,

•	the Interest Reset Dates,

•	the Interest Payment Dates,

•	the period to maturity of the instrument or obligation with respect to which the Interest Rate Basis or Bases will be calculated (the “Index Maturity”),

•	the Maximum Interest Rate and Minimum Interest Rate, if any,

•	the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases (the “Spread”),

•	the percentage of the related Interest Rate Basis or Bases by which the Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate (the “Spread Multiplier”), and

•	if one or more of the specified Interest Rate Bases is LIBOR, the LIBOR Currency and the LIBOR Page.

The interest rate borne by the floating rate Notes will be determined as follows:

Regular Floating Rate Notes.    Unless a floating rate Note is designated as a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note or as having an Addendum attached or as having “Other

Provisions” apply relating to a different interest rate formula, it will be a “Regular Floating Rate Note” and will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

Floating Rate/Fixed Rate Notes.    If a floating rate Note is designated as a “Floating Rate/Fixed Rate Note”, it will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

•	the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

•	the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis to Maturity will be the Fixed Interest Rate, if the rate is specified in the applicable pricing supplement, or if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the date on which interest begins to accrue on a fixed rate basis.

Inverse Floating Rate Notes.    If a floating rate Note is designated as an “Inverse Floating Rate Note” it will bear interest equal to the Fixed Interest Rate specified in the related pricing supplement minus the rate determined by reference to the applicable Interest Rate Basis or Bases:

•	plus or minus the applicable Spread, if any, and/or

•	multiplied by the applicable Spread Multiplier, if any;

provided, however, that the interest rate on the applicable Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note is payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

The interest rate derived from an Interest Rate Basis will be determined in accordance with the applicable provisions below. The interest rate in effect on each day will be based on:

•	if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date, as defined below, immediately preceding the applicable Interest Reset Date, or

•	if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

Interest Reset Dates.    The applicable pricing supplement will specify the dates on which the interest rate on the related floating rate Note will be reset, each, an “Interest Reset Date”. The Interest Reset Date will be, in the case of floating rate Notes which reset:

•	daily—each Business Day;

•	weekly—the Wednesday of each week, with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week;

•	monthly—the third Wednesday of each month;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months specified in the applicable pricing supplement; and

•	annually—the third Wednesday of the month specified in the applicable pricing supplement;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest will not reset after the applicable date on which interest on a fixed rate basis begins to accrue.

If any Interest Reset Date for any floating rate Note would otherwise be a day that is not a Business Day, the applicable Interest Reset Date will be postponed to the next succeeding day that is a Business Day, except that in the case of a floating rate Note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, then the applicable Interest Reset Date will be the immediately preceding Business Day.

Maximum and Minimum Interest Rates.    A floating rate Note may also have either or both of the following:

•	a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any interest period (a “Maximum Interest Rate”), and

•	a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a “Minimum Interest Rate”).

The 1993 Indenture is, and any Notes issued under the 1993 Indenture will be, governed by and construed in accordance with the laws of the State of New York. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested. While ML&Co. believes that New York law would be given effect by a state or federal court sitting outside of New York, state laws frequently regulate the amount of interest that may be charged to and paid by a borrower, including, in some cases, corporate borrowers. It is suggested that prospective investors consult their personal advisors with respect to the applicability of these laws. ML&Co. has agreed for the benefit of the beneficial owners of the Notes, to the extent permitted by law, not to claim voluntarily the benefits of any laws concerning usurious rates of interest against a beneficial owner of the Notes.

Interest Payments.    Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate Note will bear interest from the date of issue at the rates specified in the applicable floating rate Note until the principal of the applicable Note is paid or otherwise made available for payment. The interest payment dates with respect to floating rate Notes will be, in the case of floating rate Notes which reset:

•	daily, weekly or monthly—the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable pricing supplement;

•	quarterly—the third Wednesday of March, June, September and December of each year;

•	semiannually—the third Wednesday of the two months of each year specified in the applicable pricing supplement;

•	annually—the third Wednesday of the month of each year specified in the applicable pricing supplement; and

•	at Maturity.

If any interest payment date for any floating rate Note, other than an interest payment date at Maturity, would otherwise be a day that is not a Business Day, the interest payment date will be postponed to the next succeeding day that is a Business Day except that in the case of a floating rate Note as to which LIBOR is an applicable Interest Rate Basis, if the Business Day falls in the next succeeding calendar month, the applicable interest payment date will be the immediately preceding Business Day. If the Maturity of a floating rate Note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next succeeding Business Day, and no additional interest on such payment will accrue for the period from and after the Maturity.

All percentages resulting from any calculation on floating rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545%, or .09876545, would be rounded to 9.87655%, or .0987655.

All dollar amounts used in or resulting from any calculation on floating rate Notes will be rounded to the nearest cent with one-half cent being rounded upward.

Interest payments on floating rate Notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid or from and including the date of issue, if no interest has been paid, to but excluding the related interest payment date or Maturity.

With respect to each floating rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

•	In the case of Notes for which the Interest Rate Basis is LIBOR, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

•	In the case of Notes for which the Interest Rate Basis is the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

•	The interest factor for Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied.

Interest Determination Dates.    The interest rate applicable to each interest reset period commencing on the Interest Reset Date with respect to that interest reset period will be the rate determined as of the applicable “Interest Determination Date”.

•	The Interest Determination Date with respect to LIBOR will be the second London Banking Day preceding the related Interest Reset Date.

•	The Interest Determination Date with respect to the Treasury Rate will be the day in the week in which the related Interest Reset Date falls on which day Treasury Bills, as defined below, are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be the preceding Friday.

•	The Interest Determination Date pertaining to a floating rate Note the interest rate of which is determined with reference to two or more Interest Rate Bases will be the latest Business Day which is at least two Business Days before the related Interest Reset Date for the applicable floating rate Note on which each Interest Reset Basis is determinable. Each Interest Rate Basis will be determined on the Interest Determination Date, and the applicable interest rate will take effect on the related Interest Reset Date.

Calculation Date.    MLPF&S will be the calculation agent. Upon the request of the holder of any floating rate Note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate Note. Unless otherwise specified in the applicable pricing supplement, the calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

•	the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next succeeding Business Day, or the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

LIBOR.    “LIBOR” means:

(1)	the rate for deposits in U.S. dollars having the Index Maturity specified in the applicable pricing supplement, commencing on the related Interest Reset Date, that appears on the LIBOR Page, as defined below, as of 11:00 A.M., London time, on the particular Interest Determination Date, or

(2)	if no rate appears on the particular Interest Determination Date on the LIBOR Page as specified in clause (1) the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks, which may include affiliates of the agent, in the London interbank market to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of the particular Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time, or

(3)	if fewer than two offered quotations referred to in clause (2) are provided as requested, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in The City of New York, on the particular Interest Determination Date by three major banks, which may include affiliates of the agent, in The City of New York selected by the calculation agent for loans in U.S. dollars to leading European banks, having the particular Index Maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time, or

(4)	if the banks selected by the calculation agent are not quoting as mentioned in clause (3), LIBOR in effect on the particular Interest Determination Date.

“LIBOR Page” means if “LIBOR Moneyline Telerate” is specified in the applicable pricing supplement or if no method is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on Moneyline Telerate or any successor service on the page specified in the pricing supplement or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for U.S. dollars.

Treasury Rate.    “Treasury Rate” means:

(1)	the rate from the auction held on the particular Interest Determination Date (the “Auction”) of direct obligations of the United State (“Treasury Bills”) having the Index Maturity specified in the applicable pricing supplement under the caption “INVESTMENT RATE” on the display on Moneyline Telerate or any successor service on page 56 or any other page as may replace page 56 or page 57 or any other page as may replace page 57, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate of Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Action High”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the Bond Equivalent Yield, as defined below, of the auction rate of the applicable Treasury Bills as announced by the United States Department of the Treasury, or

(4)	if the rate referred to in clause (3) is not announced by the United States Department of the Treasury, or if the Auction is not held, the Bond Equivalent Yield of the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(5)	if the rate referred to in clause (4) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date of the applicable Treasury Bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market”, or

(6)	if the rate referred to in clause (5) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the particular Interest Determination Date calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Interest Determination Date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent, for the issue of Treasury Bills with a remaining maturity closest to the particular Index Maturity, or

(7)	if the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the Treasury Rate in effect on the particular Interest Determination Date.

“Bond Equivalent Yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond Equivalent Yield =	D & N	× 100

360 - (D & M)

where “D” refers to the applicable per annum rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest period.

“Moneyline Telerate page 56” or “Moneyline Telerate page 57” means the display on Moneyline Telerate page 56 or 57 or any successor service or page thereto for the purpose of displaying the rate for direct obligations of the United States.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Redemption at the Option of ML&Co.; No Sinking Fund

If one or more Redemption Dates are specified in the applicable pricing supplement, we may redeem the particular Notes prior to their Stated Maturity Date at our option on any Redemption Date, in whole or from time to time in part in increments of $1,000 (provided that any remaining principal amount thereof shall be at least $1,000), at a redemption price equal to 100% of the unpaid principal amount thereof to be redeemed, together with unpaid interest accrued thereon to the applicable Redemption Date. We must give written notice to registered holders of the particular Notes to be redeemed at our option not more than 60 nor less than 30 calendar days prior to the applicable Redemption Date. For a discussion of the redemption of Discount Notes, see “––Discount Notes.”

The Notes will not be subject to, or entitled to the benefit of, any sinking fund.

Repayment Upon Exercise of Survivor’s Option; Repurchases by ML&Co.

If specified in the applicable pricing supplement, the estate of the deceased beneficial owner of a Note will be eligible for a Survivor’s Option. A “Survivor’s Option” is our agreement with the beneficial owner of a Note to repurchase that Note, in whole or in part, prior to maturity if requested, provided that a

Survivor’s Option may not be exercised prior to the date that is six months after the date the Note was acquired by its deceased beneficial owner.

If a Survivor’s Option is exercised, we will repay any Note that is properly tendered for repayment by or on behalf of the person that has authority to act on behalf of the deceased owner of that Note under the laws of the appropriate jurisdiction at a price equal to 100% of the unpaid principal amount of the beneficial interest to be repaid, together with unpaid interest accrued thereon to the date of repayment. For a discussion of repayment of Discount Notes, see “––Discount Notes.”

We have the discretionary right to limit the aggregate principal amount of Notes subject to a Survivor’s Option that may be exercised in any calendar year (the “Annual Put Limitation”) to an amount equal to the greater of (i) $5,000,000 or (ii) 5% of the principal amount of all Notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit the aggregate principal amount of Notes subject to a Survivor’s Option that may be exercised in any calendar year on behalf of any individual deceased owner of a beneficial interest in a Note to $500,000 (the “Individual Put Limitation”). In addition, we will not permit the exercise of a Survivor’s Option for an amount that is less than $1,000 or that will result in a Note with a principal amount of less than $1,000 to remain outstanding.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn and, after such exercise, the Notes with respect to which the Survivor’s Option has been exercised may not be transferred prior to repayment by us. Each election to exercise a Survivor’s Option will be accepted in the order received by the Trustee, except for any Note the acceptance of which would contravene the Annual Put Limitation or the Individual Put Limitation. Notes accepted for repayment pursuant to exercise of the Survivor’s Option will be repaid no later than the first Interest Payment Date that occurs 20 or more calendar days after the date of the acceptance. Each Note submitted for repayment that is not accepted in any calendar year due to the application of the Annual Put Limitation or the Individual Put Limitation will be deemed to be tendered on the first day of the following calendar year in the order in which all such Notes were originally tendered. If a Note submitted for repayment pursuant to a valid election of the Survivor’s Option is not accepted, the Trustee will deliver a written notice by first-class mail to the registered holder, at its last known address as indicated in the Security Register, that states the reason that particular Note has not been accepted for repayment.

With respect to Notes represented by a Global Security, the Depositary or its nominee will be treated as the registered holder of the Notes and will be the only entity that can exercise the Survivor’s Option for such Notes. To obtain repayment pursuant to the exercise of the Survivor’s Option for a Note represented by a Global Security, the deceased owner’s authorized person must provide the following items to the Depositary’s participant (“Participant”) through which the related beneficial interest is owned:

•	a written instruction to such Participant to notify the Depositary of the authorized person’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•	appropriate evidence that (a) the deceased was the owner of a beneficial interest in the related Note at the time of death, (b) the death of the owner has occurred and (c) the person has authority to act on behalf of the deceased owner;

•	if the beneficial interest in the related Note is held by a nominee of the deceased owner, a certificate from the nominee attesting to the deceased owner’s ownership of a beneficial interest in such Note;

•	a written request for repayment signed by the authorized person for the deceased owner with signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•	tax waivers and any other instruments or documents reasonably required in order to establish the validity of the ownership of the beneficial interest in the related Note and the claimant’s entitlement to payment; and

•	any additional information reasonably required to document the ownership or authority to exercise the Survivor’s Option and to cause the repayment of the related Note.

In turn, the applicable Participant will deliver each of these items to the Trustee, together with evidence satisfactory to the Trustee from the Participant stating that it represents the deceased owner of the beneficial interest in the related Note.

Apart from our discretionary right to limit the aggregate principal amount of Notes subject to a Survivor’s Option that may be exercised in any one calendar year as described above, all other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by the Trustee, in its sole discretion, which determination will be final and binding on all parties. In making any determinations hereunder, the Trustee may elect, in the exercise of its own discretion, to consult with ML&Co. personnel and seek our advice, but it is in no way obligated to do so. The Trustee may rely on any advice provided to it by ML&Co. in connection herewith.

The death of a person owning a Note in joint tenancy with another or others will be deemed the death of the owner of that Note, and the entire principal amount of the Note so owned will be subject to repayment as described above.

The death of a person owning a Note by tenancy in common will be deemed the death of an owner of that Note only with respect to the deceased owner’s interest in that Note. However, if a Note is held by husband and wife as tenants in common, the death of either spouse will be deemed the death of the owner of that Note, and the entire principal amount of the Note so owned will be subject to repayment as described above.

Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust. The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust. The death of an individual who was a tenant by the entirety or joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a Note will be deemed the death of the owner of that Note if the beneficial interest can be established to the satisfaction of the Trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers or Gifts to Minors Acts, community property or other joint ownership arrangements between a husband and wife and custodial and trust arrangements where one person has substantially all of the beneficial interests of ownership in a Note during his or her lifetime.

The applicable Participant will be responsible for disbursing payments received from the Trustee to the authorized person for the deceased owner.

With respect to Certificated Notes, the estate of the deceased owner of such Note shall be required to deliver a properly completed notice of election to exercise any Survivor’s Option to the Trustee in order to exercise such Survivor’s Option.

We have attached as Annex A to this prospectus supplement the form to be used to exercise the Survivor’s Option. In addition, forms for the exercise of the Survivor’s Option may be obtained from the Trustee at its corporate trust office, JPMorgan Chase Bank, Attn: Review and Certifications Section, Mortgage Banking Custody Services, 1111 Fannin Street, 12th Floor, Houston, Texas 77002, Telephone number: (713) 427-6484.

If applicable, we will comply with the requirements of Section 14(e) of the Exchange Act, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of Notes at the option of the registered holders thereof.

We may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the Trustee for cancellation.

Discount Notes

We may from time to time offer Notes that have an Issue Price (as specified in the applicable pricing supplement) which is less than 100% of the principal amount thereof (i.e. par) and that are designated as “Discount Notes.” Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to as the “Discount.” In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of a Discount Note will be equal to the sum of:

•	the Issue Price (increased by any accruals of Discount); and

•	any unpaid interest accrued on the Discount Notes to the date of the redemption, repayment or acceleration of maturity, as the case may be.

For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, a Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), and an assumption that the maturity of a Discount Note will not be accelerated. If the period from the date of issue to the first Interest Payment Date for a Discount Note (the “Initial Period”) is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code, and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See “United States Federal Income Taxation.”

Other/Additional Provisions

Any provisions with respect to the Notes may be modified and/or supplemented as specified under “Other/Additional Provisions” on the face of the applicable Notes or in an Addendum relating to the applicable Notes, if so specified on the face of the applicable Notes, and, in each case, as specified in the applicable pricing supplement.

Book-Entry Notes

We have established a depositary arrangement with The Depository Trust Company (the “Depositary”) with respect to the Book-Entry Notes, the terms of which are summarized below. Any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes will be described in the applicable pricing supplement.

Upon issuance, all Book-Entry Notes of like tenor and terms up to an aggregate principal amount specified by the Depositary will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or another nominee of the Depositary to a successor of the Depositary or a nominee of a successor to the Depositary.

So long as the Depositary or its nominee is the registered holder of a Global Security, the Depositary or its nominee, as the case may be, will be the sole owner of the Book-Entry Notes represented thereby for all purposes under the 1993 Indenture. Except as otherwise provided below, the beneficial owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the registered holders thereof for any purpose under the 1993 Indenture, and no Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of the Depositary and, if that beneficial owner is not a Participant, on the procedures of the Participant through which that beneficial owner owns its interest in order to exercise any rights of a registered holder under the 1993 Indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take the desired action, and the Participants would authorize beneficial owners owning through the Participants to give or take the desired action or would otherwise act upon the instructions of beneficial owners. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

Each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (i) the Depositary is at any time unwilling or unable to continue as Depositary for the Global Securities or we become aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and a successor to the Depositary is not appointed by ML&Co. within 60 calendar days, (ii) ML&Co. executes and delivers to the Trustee a company order to the effect that the Notes shall be exchangeable, or (iii) an Event of Default has occurred and is continuing with respect to the Notes under the 1993 Indenture. Upon any such exchange, the Certificated Notes shall be registered in the names of the beneficial owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary’s relevant Participants (as identified by the Depositary) to the Trustee.

The following is based on information furnished by the Depositary:

The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary’s partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds the Depositary’s limit for a single Global Security, then one or more Global Securities will be issued with respect to an aggregate principal amount to the extent of the Depositary’s limit and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

The Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its Participants deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary (“Direct Participants”) include securities brokers and dealers (including the Purchasing Agent), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

Purchases of Book-Entry Notes under the Depositary’s system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary’s records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial owners will not receive written confirmation from the Depositary of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such beneficial owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of beneficial owners. Beneficial owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary’s nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual beneficial owners of the Global Securities representing the Book-Entry Notes; the Depositary’s records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the beneficial owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of ML&Co. and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the beneficial owners shall be the responsibility of Direct Participants and Indirect Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

A beneficial owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant’s interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary’s records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary’s records.

The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.

The information in this section concerning the Depositary and the Depositary’s system has been obtained from sources that we believe to be reliable, but neither we nor any Agent takes any responsibility for the accuracy thereof.

UNITED STATES FEDERAL INCOME TAXATION

The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding clause (iv), to the extent provided in regulations, certain trusts in existence on August 20, 1996 and treated as United States persons prior to such date that elect to continue to be so treated also shall be considered U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

U.S. Holders

Payments of Interest.

Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

Original Issue Discount.

The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes issued with original issue discount (“Original Issue Discount Notes”). The following summary is based upon final Treasury regulations (the “OID Regulations”) released by the Internal Revenue Service (“IRS”) on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally  1/4 of 1% of the Note’s stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than “qualified stated interest” payments. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any “true” discount on such Note (i.e., the excess of the Note’s stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The “daily portion” of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An “accrual period” may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an “acquisition premium.” Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

Under the OID Regulations, floating rate Notes (hereinafter “Variable Notes”) are subject to special rules whereby a Variable Note will qualify as a “variable rate debt instrument” if

•	its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

•	it provides for stated interest, paid or compounded at least annually, at current values of:

•	one or more qualified floating rates,

•	a single fixed rate and one or more qualified floating rates,

•	a single objective rate, or

•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

A “qualified floating rate” is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note’s issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note. An “objective rate” is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A “qualified inverse floating rate” is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note’s issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a “variable rate debt instrument” under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a “variable rate debt instrument” under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a “true” discount (i.e., at a price below the Variable Note’s stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to

(1)	in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

(2)	in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

In general, any other Variable Note that qualifies as a “variable rate debt instrument” will be converted into an “equivalent” fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an “equivalent” fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note’s issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a “variable rate debt instrument” and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note’s issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an “equivalent” fixed rate debt instrument in the manner described above.

Once the Variable Note is converted into an “equivalent” fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the “equivalent” fixed rate debt instrument by applying the general original issue discount rules to the “equivalent” fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the “equivalent” fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the “equivalent” fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

If a Variable Note does not qualify as a “variable rate debt instrument” under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of prior United States federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Notes will be discussed in the applicable pricing supplement.

Certain of the Notes (i) may be redeemable at the option of ML&Co. prior to their stated maturity (a “call option”) and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a “put option”). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

Foreign-Currency Notes.

The United States federal income tax consequences of the purchase, ownership and disposition of Notes providing for payments denominated in a currency other than U.S. dollars will be more fully described in the applicable pricing supplement.

Short-Term Notes.

Notes that have a fixed maturity of one year or less (“Short-Term Notes”) will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

Market Discount.

If a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a “market discount,” unless such market discount is less than a specified de minimis amount. However, a Short-Term Note will never be treated as having been purchased at a market discount.

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of a constant interest rate.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest rate basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all market discount debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Premium.

If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Disposition of a Note.

Upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal such U.S. Holder’s initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year. Individuals are subject to reduced maximum rates on long–term capital gains and are generally subject to tax at ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

Non-U.S. Holders

A non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding Notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the Note,

•	certifies that such owner is not a U.S. Holder, and

•	provides the beneficial owner’s name and address of the beneficial owner’s permanent residence.

A “Withholding Agent” is any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding. Generally, the aforementioned statement is made on an IRS Form W-8BEN (“W-8BEN”), which is effective for the period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of a change in circumstances that makes any information on the W-8BEN incorrect and must furnish a new W-8BEN. A holder of a Note which is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the Note on its own behalf may have substantially increased reporting requirements. In particular, in the case of Notes held by a foreign partnership (or certain foreign trusts), the partnership (or trust) will be required to provide the certification from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

A non-U.S. Holder whose income with respect to its investment in a Note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or substitute form).

Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual’s death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

Backup withholding of United States federal income tax at the applicable statutory rate may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a Note to (or through) a broker, the broker must backup withhold on the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would normally be made on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

Prospective investors are strongly urged to consult their own tax advisors with respect to the withholding requirements.

PLAN OF DISTRIBUTION

We are offering the Notes on a continuing basis for sale to or through MLPF&S (the “Purchasing Agent”) as described herein. The Purchasing Agent may purchase Notes from us, as principal, from time to time for resale to investors at a fixed offering price equal to 100% of the principal amount thereof or such other price specified in the applicable pricing supplement or, if so specified in the applicable pricing supplement, for resale at varying prices relating to prevailing market prices at the time of resale as determined by the Purchasing Agent. However, we may also explicitly agree with the Purchasing Agent that it will utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable pricing supplement.

We will pay the Purchasing Agent a gross selling concession in the form of a discount ranging from 0.2% to 3.0%, depending upon the maturity, for each Note purchased from us by it as principal, unless otherwise specified in the applicable pricing supplement. The amount of commissions payable to the Purchasing Agent acting as our agent in the sale of Notes will be identical to the scheduled discount payable to the Purchasing Agent acting as principal. We will negotiate compensation payable to the Purchasing Agent with respect to Notes with maturities in excess of 30 years at the time of the related sale.

The Purchasing Agent may sell Notes it has purchased from us as principal to other National Association of Securities Dealers, Inc. dealers in good standing at a concession and, unless otherwise specified in the applicable pricing supplement, such concession allowed to any dealer will not, during the distribution of the Notes, be in excess of the concession to be received by the Purchasing Agent from us. We may not sell Notes to any broker or dealer other than the Purchasing Agent.

After the initial public offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis) and the concession may be changed.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly by us or through the Purchasing Agent). The Purchasing Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange. The Purchasing Agent may from time to time purchase and sell Notes in the secondary market, but the Purchasing Agent is not obligated to do so, and there can be no assurance that a secondary market for the Notes will develop or that there will be liquidity in the secondary market if one develops. From time to time, the Purchasing Agent may make a market in the Notes, but the Purchasing Agent is not obligated to do so and may discontinue any market-making activity at any time.

In connection with an offering of Notes purchased by the Purchasing Agent as principal on a fixed offering price basis, the Purchasing Agent will be permitted to engage in certain transactions that stabilize the price of Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Purchasing Agent creates a short position in Notes, i.e., if it sells Notes in an amount exceeding the amount referred to in the applicable pricing supplement, it may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of these type of purchases.

Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither we nor the Purchasing Agent makes any representation that the Purchasing Agent will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

The Purchasing Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the Purchasing Agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Purchasing Agent may be required to make in respect thereof.

Broker-dealers and/or securities firms have executed dealer agreements with the Purchasing Agent and have agreed to market and sell the Notes in accordance with the terms of these agreements along with all other applicable laws and regulations.

In the ordinary course of its business, the Purchasing Agent and its affiliates have engaged, and may in the future engage, in investment and commercial banking transactions with us and certain of our affiliates.

MLPF&S, a broker-dealer subsidiary of ML&Co., is a member of the NASD and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

From time to time, we may sell other securities referred to in the accompanying prospectus, and the amount of Notes offered hereby may be reduced as a result of these sales.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for ML&Co. and the Purchasing Agent by Sidley Austin Brown & Wood LLP, New York, New York.

ANNEX A

REPAYMENT ELECTION FORM

Merrill Lynch & Co., Inc.

Merrill Lynch CoreNotesSM

CUSIP NUMBER

To: Merrill Lynch & Co., Inc.

The undersigned financial institution (the “Financial Institution”) represents the following:

—	The Financial Institution has received a request for repayment from the executor or other authorized representative (the “Authorized Representative”) of the deceased beneficial owner listed below (the “Deceased Beneficial Owner”) of Merrill Lynch CoreNotes (CUSIP No. ) (the “Notes”).

—	At the time of his or her death, the Deceased Beneficial Owner owned Notes in the principal amount listed below, and the Financial Institution currently holds such Notes as a direct or indirect participant in The Depository Trust Company (the “Depositary”).

The Financial Institution agrees to the following terms:

—	The Financial Institution shall follow the instructions (the “Instructions”) accompanying this Repayment Election Form (the “Form”).

—	The Financial Institution shall make all records specified in the Instructions supporting the above representations available to Merrill Lynch & Co., Inc. (the “Company”) for inspection and review within five Business Days of the Company’s request.

—	If the Financial Institution or the Company, in either’s reasonable discretion, deems any of the records specified in the Instructions supporting the above representations unsatisfactory to substantiate a claim for repayment, the Financial Institution shall not be obligated to submit this Form, and the Company may deny repayment. If the Financial Institution cannot substantiate a claim for repayment, it shall notify the Company immediately.

—	Other than as described in the prospectus supplement in the limited situation involving tenders of Notes that are not accepted during one calendar year as a result of the Annual Put Limitation, repayment elections may not be withdrawn.

—	The Financial Institution agrees to indemnify and hold harmless the Company against and from any and all claims, liabilities, costs, losses, expenses, suits and damages resulting from the Financial Institution’s above representations and request for repayment on behalf of the Authorized Representative.

REPAYMENT ELECTION FORM

(1)

Name of Deceased Beneficial Owner
(2)

Date of Death
(3)

Name of Authorized Representative Requesting Repayment
(4)

Name of Financial Institution Requesting Repayment
(5)

Signature of Representative of Financial Institution Requesting Repayment
(6)

Principal Amount of Requested Repayment
(7)

Date of Election
(8)

Date Requested for Repayment
(9)	Financial Institution Representative:
Name:
Phone Number:
Fax Number:
Mailing Address (no P.O. Boxes):
(10)	Wire instructions for payment:
Bank Name:
ABA Number:
Account Name:
Account Number:
Reference (optional):

TO BE COMPLETED BY THE COMPANY:
(A)	Election Number*:
(B)	Delivery and Payment Date:
(C)	Principal Amount:
(D)	Accrued Interest:
(E)	Date of Receipt of Form by the Company:
(F)	Date of Acknowledgment by the Company:

*	To be assigned by the Company upon receipt of this Form. An acknowledgment, in the form of a copy of this document with the assigned Election Number, will be returned to the party and location designated on line (9) above.

INSTRUCTIONS FOR COMPLETING REPAYMENT ELECTION FORM

AND EXERCISING SURVIVOR’S OPTION

Capitalized terms used and not defined herein have the meanings defined in the accompanying Repayment Election Form.

1.	Collect and retain for a period of at least three years (1) satisfactory evidence of the authority of the Authorized Representative, (2) satisfactory evidence of death of the Deceased Beneficial Owner, (3) satisfactory evidence that the Deceased Beneficial Owner acquired the Notes being submitted for repayment at least six months prior to the date of the Repayment Election Form and beneficially owned, at the time of his or her death, such Notes and (4) any necessary tax waivers. For purposes of determining whether the Company will deem Notes beneficially owned by an individual at the time of death, the following rules shall apply:

—	Notes beneficially owned by joint tenants will be regarded as beneficially owned by a single owner. The death of a joint tenant will be deemed the death of the beneficial owner, and the Notes beneficially owned will become eligible for repayment. The death of a person beneficially owning a Note by tenancy in common will be deemed the death of a holder of a Note only with respect to the deceased holder’s interest in the Note so held by tenancy in common, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the holder of the Note, and the entire principal amount of the Note so held will be eligible for repayment.

—	Notes beneficially owned by a trust will be regarded as beneficially owned by each beneficiary of the trust to the extent of that beneficiary’s interest in the trust (however, a trust’s beneficiaries collectively cannot be beneficial owners of more Notes than are owned by the trust). The death of a beneficiary of a trust will be deemed the death of the beneficial owner of the Notes beneficially owned by the trust to the extent of that beneficiary’s interest in the trust. The death of an individual who was a joint tenant in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust. The death of an individual who was a tenant in common in a tenancy which is the beneficiary of a trust will be deemed the death of the beneficiary of the trust only with respect to the deceased holder’s beneficial interest in the Note, unless a husband and wife are the tenants in common, in which case the death of either will be deemed the death of the beneficiary of the trust.

—

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interest in a Note will be deemed the death of the beneficial owner of that Note, regardless of the registration of ownership, if such beneficial interest can be established to the satisfaction of the Trustee. Such beneficial interest will exist in many cases of street name or nominee ownership, ownership by a trustee, ownership under the Uniform Transfers or Gifts to Minors Acts and community property or other joint ownership arrangements between spouses. Beneficial interest will be evidenced by such factors as the power to sell or otherwise dispose of a Note, the right to receive the proceeds of sale or disposition and the right to receive interest and principal payments on a Note.

2.	Indicate the name of the Deceased Beneficial Owner on line (1).

3.	Indicate the date of death of the Deceased Beneficial Owner on line (2).

4.	Indicate the name of the Authorized Representative requesting repayment on line (3).

5.	Indicate the name of the Financial Institution requesting repayment on line (4).

6.	Affix the authorized signature of the Financial Institution’s representative on line (5). THE SIGNATURE MUST BE MEDALLION SIGNATURE GUARANTEED.

7.	Indicate the principal amount of Notes to be repaid on line (6).

8.	Indicate the date this Form was completed on line (7).

9.	Indicate the date of requested repayment on line (8). The date of requested repayment may not be earlier than the first Interest Payment Date to occur at least 20 calendar days after the date of the Company’s acceptance of the Notes for repayment, unless such date is not a Business Day, in which case the date of requested payment may be no earlier than the next succeeding Business Day.

10.	Indicate the name, mailing address (no P.O. Boxes, please), telephone number and facsimile-transmission number of the party to whom the acknowledgment of this election may be sent on line (9).

11.	Indicate the wire instruction for payment on line (10).

12.	Leave lines (A), (B), (C), (D), (E) and (F) blank.

13.	Mail or otherwise deliver an original copy of the completed Form to:

JPMorgan Chase Bank

Attn: Review and Certifications Section

Mortgage Banking Custody Services

1111 Fannin Street, 12th Floor

Houston, Texas 77002

Telephone number: (713) 427-6484

FACSIMILE TRANSMISSIONS OF THE REPAYMENT ELECTION FORM WILL NOT BE ACCEPTED.

14.	If the acknowledgement of the Company’s receipt of this Form, including the assigned Election Number, is not received within 10 days of the date such information is sent to the Trustee, contact the Company’s Corporate Secretary’s Office at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038, Telephone number: (212) 670-0432.

For assistance with the Form or any questions relating thereto, please contact the Company’s Corporate Secretary’s Office at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038, Telephone number: (212) 670-0432.

$17,193,900,000

Merrill Lynch & Co., Inc.

Merrill Lynch CoreNotesSM

Due Nine Months or More from Date of Issue

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

June 3, 2003

“CoreNotes” is a service mark of Merrill Lynch & Co., Inc.